PROMISSORY NOTE
First Advance for Transactions
of
August 28, 2005 through September 30, 2005

$8,267	Wyoming, New York
December 5, 2005

     FOR VALUE RECEIVED, effective as of the date first above written, the undersigned, CARTOON ACQUISITION, INC., a United States corporation (the "Borrower"), for advances received between August 28, 2005 and September 30, 2005, hereby promises to pay to the order of MICHAEL H. TROSO, an individual principally residing in the State of Florida, AND M. H. T. OF BREVARD, INC., a Florida corporation, jointly, and each of their respective or collective legatees, successors, or assigns (collectively, the "Lender"), the lesser of the principal sum of EIGHT THOUSAND TWO HUNDRED SIXTY-SEVEN DOLLARS ($8,267) and the aggregate unpaid principal amount of the outstanding Revolving Loans to the Borrower from the Lender pursuant to the Loan Agreement, dated as of December 5, 2005, by and between the Borrower and the Lender (as the same may be amended or otherwise modified from time to time, the "Agreement"), in lawful money of the United States of America, in immediately available funds.

     The Borrower hereby waives diligence, presentment, demand, protest and notice (except for the notice required by Section 9.1 of the Agreement) of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records.

     In the event of any action at law or suit in equity with respect to this Note, the Borrower, in addition to all other sums which it may be required to pay hereunder, will pay a reasonable sum for attorneys' fees incurred by the holder hereof in connection with such action or suit and all other costs of collection.

     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits, and is subject to the terms, set forth therein, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

     The Borrower, where required or as may be applicable, permits this evidence of indebtedness to be filed with any Federal, state, or municipal regulatory authority or body government by the Lender.

     IN WITNESS WHEREOF, the Borrower has executed this Promissory Note, in accordance with the direction of, and by the approval of, the Borrower's Board of Directors, on December 5, 2005.

CARTOON ACQUISITION, INC.,
a United States corporation

Non-Negotiable Facsimile
Used for SEC Filing Purposes

Randolph S. Hudson
President